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                                                                   EXHIBIT 12.1

Computation of Ratio of Earnings to Fixed Charges
(Dollars in Thousands)

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
                               American Seafoods Holdings LLC American Seafoods
                                  and Subsidiaries               Corporation
                               ------------------------------ -----------------
                                                                  Pro Forma
                                                              -----------------
                                     Year Ended
                                    December 31,                 Year Ended
                               ------------------------------   December 31,
                                2001       2002       2003          2003
                                ------     ------     ------  -----------------
Earnings (as calculated below) 53,102     62,568     59,364        59,076
Divided by Fixed Charges
 consisting of interest
 expense...................... 35,093     39,957     45,037        54,584
                               ------     ------     ------        ------
Ratio of earnings to fixed
 charges......................   1.51       1.57       1.32          1.08

Calculation of Earnings:
Income before income taxes.... 18,180     23,012     14,148         4,313
Minority Interest.............   (171)      (401)       179           179
Plus: Fixed charges
 consisting of interest
 expense...................... 35,093     39,957     45,037        54,584
                               -------    ------     ------        ------
                               53,102     62,568     59,364        59,076
                               =======    ======     ======        ======
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